Exhibit 99.(e)

Computershare Investment Plan

A Direct Stock Purchase and Dividend Reinvestment Plan for The Aberdeen Asia-Pacific Income Fund, Inc. (the “Fund”)

NYSE AMEX: FAX The Fund is a book-entry only Fund.

For investors in

This plan is sponsored and administered by Computershare Trust Company, N.A. Not by the Fund

Computershare CIPSM

Computershare CIPSM (“CIP”) is a direct stock purchase and dividend reinvestment plan that provides an alternative to traditional methods of buying, holding, and selling shares in the Fund.

CIP allows you to:

Invest small amounts. Purchases are in dollar amounts, rather than a certain number of shares, so you can own fractional shares.

Save money. CIP transaction fees are generally lower than commissions and fees charged by a stockbroker.

Automatically build your investment over time. Your dividends will be reinvested and, if you wish, you can buy additional stock with automatic monthly deductions from your bank account or by check.

How CIP works

Through CIP, you can purchase and sell the Fund shares directly, rather than dealing with a broker.

You can set up your CIP account so that you:

Buy the same dollar amount of shares every month through automatic monthly deductions from your bank account.

Purchase shares by authorizing a one-time online bank debit, or by sending in a check and completed transaction form.

You can also combine these choices. For example, you may choose to purchase every month through automatic monthly deductions and supplement with occasional purchases by check.

CIP is designed for long-term investors who wish to invest and build their share ownership over time.

Eligibility

CIP is available to the general public, including Fund employees and shareholders. Regulations in certain countries may, however, limit or prohibit participation in this type of plan. Persons residing outside the United States who wish to participate in CIP should first contact their financial or legal advisors to determine whether they are subject to any governmental regulations prohibiting their participation.

This brochure provides a general overview and summary of CIP. The detailed Terms and Conditions can be found starting on page 7. Please be sure you read and understand the Terms and Conditions before enrolling in CIP.

Questions and Answers

How do I enroll in CIP?

If you are an existing registered shareholder of the Fund, to enroll you must complete and submit an enrollment form. If you are a new investor, you must complete and submit an enrollment form along with a check (in U.S. dollars) for your initial investment in the Fund. Or, you may authorize the necessary number of automatic monthly deductions from your bank account required to fund your initial investment. Minimum and maximum investment amounts, as well as any applicable fees, can be found on page 17. Computershare will purchase whole and fractional shares of the Fund to equal the dollar amount of your check, less any applicable fees.

Alternatively, you may enroll online at www.computershare.com/buyaberdeen and request an automatic funds transfer from your bank account for your first purchase.

How do I purchase additional shares?

You may purchase additional shares for your CIP account in three ways: by regular monthly electronic deductions, by one-time online bank debit and by check.

•You may authorize automatic monthly deductions from your bank account by completing and returning an authorization form, or you may submit a request online at www.computershare.com/buyaberdeen.

•You may authorize a one-time online bank debit from your U.S. bank account by going to www.computershare.com/buyaberdeen.

•You may make optional cash investments by sending a check (in U.S. dollars) made payable to “Computershare” along with a completed transaction form which is attached to each statement you receive.

Computershare will purchase whole and fractional shares of the Fund to equal each amount you invest, less any applicable fees. Any fees, as well as minimum and maximum purchase amounts, can be found on page 17.

Keep in mind that the value of the Fund can go down as well as up. The past performance of the Fund is not necessarily an indicator of future performance. There can be no guarantee that the shares you purchase through CIP will gain in value or retain their current value.

When are shares purchased?

Shares will be purchased with cash investments at least weekly. The transaction will occur within five business days after your funds are received by Computershare, assuming the applicable market is open for trading.

May I contribute shares I already own into my CIP account?

Yes. If you hold paper stock certificates you may send them unsigned to the address shown on page 16 via overnight delivery or some other form of traceable mail, with return receipt requested, and properly insured. See page 17 for any applicable fee for deposit of certificates. You may also contribute any book-entry shares by calling Computershare at 1-800-647-0584 or 1-781-575-3100 for more information.

Computershare will credit your book-entry registered shares to your CIP account free of charge.

Can CIP shares be changed to registered shares?

You may request that your CIP shares be transferred to registration in your name. These shares will be held in book-entry form.

Are dividends reinvested through the CIP?

CIP will automatically reinvest dividends on shares as you direct. Please see the enrollment form for participation options available.

Computershare will purchase whole and fractional shares of the Fund to equal the dollar amount of the reinvested dividends, less any applicable fees and tax withholdings. See the Terms and Conditions starting on page 7 for specific details on dividend reinvestment.

You may change your reinvestment instruction through the Internet, by telephone or in writing at any time. If Computershare receives the notice of change after a dividend record date, Computershare may defer changing your reinvestment option until the next dividend payment date.

How do I transfer shares or give them as gifts?

You may transfer or gift shares from your CIP account by completing a Transfer of Ownership Form. A Transfer of Ownership Form is available to download and print at www.computershare.com/buyaberdeen. Share transfers will be made in book-entry form.

To obtain instructions for transferring your shares, please download transfer instructions from the Computershare website. Or, you may call the telephone number listed on page 16, and request Computershare to send you transfer instructions and the Transfer of Ownership Form.

How do I sell shares?

You may sell all or a portion of the whole shares of the Fund in your CIP account at any time, upon request. Just visit www.computershare.com/buyaberdeen and register as an Investor Centre member. Sales requests can also be submitted via telephone or mailed to the address on page 16 together with the transaction form included with your statement.

You have two choices when making a sale, depending on how you submit your sale request, as follows:

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/buyaberdeen through Investor Centre or by telephone.

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will automatically be treated as batch order sale requests.

For more information about the timing, processing and pricing of sale requests, see the Terms and Conditions starting on page 7. Please also see the fee schedule on page 17, as Market Order and Batch Order sale requests are subject to different fees.

All sale instructions are final when Computershare receives them. Your sale instructions cannot be stopped or cancelled. Computershare may, for various reasons, require a transaction request to be submitted in writing.  Please contact Computershare to determine if there are any limitations applicable to your particular sale request.

Sales processed on accounts lacking a valid Form W-9 certifying the accuracy of your taxpayer identification number for U.S. holders, or a Form W-8BEN for non-U.S. holders, will be subject to backup withholding tax at the then effective rate. By furnishing the appropriate form to Computershare before the sale takes place, you will avoid subjecting your sales proceeds to backup withholding tax. Forms are available at www.computershare.com/buyaberdeen or by calling the telephone number listed on page 16.

If you prefer to sell your shares through a broker, you may request Computershare transfer shares electronically from your CIP account to your brokerage firm account.

If you wish to sell shares you own as certificates, you may deposit the certificates into your CIP account and then sell the shares through CIP.

If you elect to sell shares online at www.computershare.com/buyaberdeen through Investor Centre, you may utilize Computershare’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sale proceeds in a local currency and having your check drawn on a local bank avoids the timely and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

How do I keep track of my investments?

You will receive a CIP statement showing the details of purchase and sale transactions. On each statement, you will find information on how to buy or sell shares through CIP and where to call for additional information.

The statement is your continuing record of the cost basis of your share purchases and should be retained for income tax purposes. There may be a service fee for providing copies of statements for any period in a prior calendar year (see page 17).

In addition, you will receive copies of the same shareholder communications sent to every shareholder of the Fund.

What about taxes?

Computershare will send a Form 1099-DIV to you and the U.S. Internal Revenue Service after each year-end, reporting any dividend income you received during the year.

If you sell shares through CIP, Computershare will send a Form 1099-B to you and the U.S. Internal Revenue Service showing the total proceeds of the transactions.

For non-U.S. persons, Computershare will send a Form 1042-S to you and the Internal Revenue Service after each year-end, reporting any dividend income you have received during the year.

We recommend that you keep your CIP statements, which are helpful for record keeping and tax purposes.

How do I vote my shares?

As you have the same rights as a registered shareholder, you will receive the same proxy material and can vote in the same manner.

How do I end my participation in CIP?

To terminate your CIP account, you can access your account online at www.computershare.com/buyaberdeen. Termination requests can also be submitted via telephone or mailed to the address on page 16 together with the transaction form included with your statement.

For specific information about the process and timing of termination of your participation, see the Terms and Conditions starting on page 7.

What if I have questions about the CIP?

For more information on CIP, visit www.computershare.com/buyaberdeen.

Any additional questions you have about buying or selling shares or any other CIP services should be directed to Computershare at the telephone number indicated on page 16. A Computershare customer service representative will assist you. Computershare, however, does not provide financial, accounting, legal or tax advice.

CIP is sponsored and administered by Computershare, not by the Fund.

Terms and Conditions

1. Computershare Trust Company, N.A.

(“Computershare”), as agent for any Participant in Computershare CIPSM (“CIP”), will in accordance with each Participant’s authorization:

(a)                                  accept deposits of shares and credit them to the Participant’s account in book-entry form;

(b)                                 apply all funds received from an eligible Participant for the purchase of whole and fractional shares of the Fund for the Participant’s account;

(c)                                  apply all or part of any dividends payable to the Participant to the purchase of additional whole and/or fractional shares;

(d)                                 pay dividends in cash to the Participant on shares as specified by the Participant;

(e)                                  accept orders to sell shares as directed by the Participant in accordance with these Terms and Conditions.

All Participant authorizations under these Terms and Conditions include any necessary instruction to affiliates of Computershare acting as Computershare’s service agents.

2.                                       Purchases For the purpose of making purchases on behalf of Participants, Computershare may combine each Participant’s funds (dividends and funds contributed) with those of all other Participants. Optional cash purchases may be initiated either by sending a check for the desired purchase amount payable to Computershare or by establishing an authorized electronic funds transfer from your checking or savings account. Computershare will not accept cash, traveler’s checks, money orders or third party checks. Computershare will, upon receipt, deposit such funds in an account maintained for the benefit of Participants. Computershare will seek to invest funds it receives promptly, but in no event later than five business days after the funds are received, assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations). Dividends will be reinvested promptly following receipt by Computershare assuming the relevant markets are open and sufficient market liquidity exists

(and except where deferral is required under applicable federal or state laws or regulations).

The price per share of the Fund purchased for each CIP account, whether purchased with funds contributed or dividends, or both, shall be the weighted average price of all the Fund shares purchased by Computershare’s broker net of fees for each aggregate order placed by Computershare and executed by the broker. Computershare will hold, in the name of its nominee, all shares purchased or deposited for Participants and will establish and maintain CIP account records that reflect each Participant’s separate interest.

3.                                      Sales A Participant may sell all shares or part of the whole shares credited to his or her account at any time upon written request. Additionally, sales requests can be submitted online at www.computershare.com/buyaberdeen or via telephone.

Market order sale requests received by Computershare at www.computershare.com/buyaberdeen through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker net of fees.

Batch order sale requests received in writing, by telephone or at www.computershare.com/buyaberdeen through Investor Centre by Computershare will be processed no later than five business days after the date on which the order is received assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations). All sale requests received in writing will be submitted as batch order sales. In every case of a batch order sale, the price to each selling Participant shall be the weighted average sale price obtained by Computershare’s broker net of fees for each aggregate order placed by Computershare and executed by the broker. To maximize cost savings for batch order sale requests, Computershare will seek to sell shares in round lot transactions. For this purpose Computershare may combine each selling Participant’s shares with those of other selling participants.

All sale instructions are final. Once Computershare has received the Participant’s sale instructions, the request cannot be stopped or cancelled.

If a Participant prefers to sell shares through his/her broker, a request for transfer of book-entry shares must be made to Computershare by telephone or in writing. See page 16 for contact information.

4.                                      Transactions Computershare will cause its broker to effect purchases and sales on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions, upon such terms with respect to price, delivery, etc., as Computershare may accept.

No interest will be paid on any funds received by Computershare pending purchase of shares. No Participant shall have any authority or power to direct the time or price at which shares may be purchased (or sold), or to select the broker or dealer through or from whom purchases (or sales) are to be made by Computershare. Neither the purchase price nor the sale price is determined until such time as the broker completes the trade. Computershare will return any funds contributed upon the request of the Participant, provided that Computershare receives the Participant’s written notice of cancellation of his/her purchase instruction no later than two business days prior to the purchase date.

In the event that any Participant’s check for a cash contribution is returned unpaid for any reason, or an authorized electronic funds transfer cannot be effected, Computershare will consider the request for investment of such funds null and void. Computershare shall immediately remove from the Participant’s CIP account those shares, if any, purchased upon the prior credit of such funds. Computershare shall thereupon be entitled to sell shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, Computershare shall be entitled to sell such additional shares from the Participant’s CIP account as may be necessary to satisfy the uncollected balance.

For processing purchase and sale instructions from a Participant, Computershare will receive compensation in accordance with the fee schedule set forth on page 17 or in subsequent notices of fee changes. Fees are subject to change at any time, in accordance with Paragraph 10 of these Terms and Conditions, upon written notification to Participants.

5.                                      Terminations Participation in CIP may be terminated by the Participant at any time by instruction to Computershare. The form that is a part of a Participant’s statement may be used for this purpose. Such notice should be sent to Computershare at the address indicated on page 16. A Participant may also terminate by telephone or through account access online at www.computershare.com/buyaberdeen. A Participant’s termination takes effect when such notice is received by Computershare except as otherwise provided in this Paragraph 5.

Alternatively, a Participant may direct that all of the shares, both whole and fractional, credited to his or her account be sold by Computershare. Sale requests shall be handled in accordance with Paragraph 3 of these Terms and Conditions. The proceeds of such sale, less any applicable fees and/or tax withholdings, will be sent to the Participant at the address of record.

Upon termination from CIP, any uninvested contributions will be returned promptly to the Participant.

In the event a Participant’s notice of termination is received near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the terminating Participant. In the event reinvestment is made, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is completed.

Computershare may, for any reason and in its sole discretion, terminate any Participant’s participation in CIP, effective immediately upon mailing via U.S. Post Office or courier service a notice of termination to the Participant at the Participant’s address of record as maintained in its files. Upon issuing a notice of termination, Computershare will promptly refund any funds contributed and held pending investment.

6.              Agent’s Discretion

Computershare may, for various reasons, require a transaction request to be submitted in writing.  Participants should contact Computershare to determine if their particular request, including any sales request, must be submitted in writing.

7.              Tax Consequences

Although Computershare will reinvest dividends on CIP shares, the Participant remains solely responsible for any income taxes payable on such dividends. Dividend income paid to Computershare on behalf of a Participant will be reported to the U.S. Internal Revenue Service on Form 1099-DIV, a copy of which will be sent to each Participant.

For non-U.S. persons, Computershare will send a Form 1042-S to the Participant and the Internal Revenue Service after each year-end, reporting any dividend income the Participant received during the year.

If a Participant sells shares through CIP, Computershare will send a Form 1099-B to the Participant and the U.S. Internal Revenue Service showing the total proceeds of the transactions.

IRS regulations require Participants to have a valid and effective tax certification form on file beforehand, in order to avoid the application of

U.S. withholding taxes at the then effective rate to payments for dividends (including reinvested dividends) and/or sales proceeds. For U.S. persons, the Form W-9 is required. For non-U.S. persons, the Form W-8BEN is required. Any taxes withheld for the year will be shown on the tax information forms furnished by Computershare to Participants under IRS rules.

Other Information

8.              A Participant will have the sole right to vote shares held by Computershare through CIP.

9.              Any dividend or shares of the Fund distributed pursuant to a stock split on shares held in a Participant’s CIP account and shares registered in the name of the Participant both will be credited to such account, provided that such stock is of the same type, class and series as the stock held under CIP. In the event that rights are made available to subscribe to additional shares, debentures, or other securities, the whole shares held for a Participant under CIP may be combined with the other shares of the same class of stock registered in the name of the Participant for purposes of calculating the number of rights to be issued to such Participant.

10.                               Computershare shall not be liable for any action taken or omitted to be taken in connection with this agreement or the services provided herein, except that Computershare shall be liable for losses incurred as a direct result of Computershare’s willful misconduct. In particular, but without limitation, Computershare shall not be responsible for any losses (1) arising out of failure to terminate a Participant’s participation in CIP upon the Participant’s death prior to receipt of written notice of death from an appropriate representative, and (2) with respect to the prices or times at which shares are purchased or sold for any Participant’s account. Under no circumstances shall Computershare be liable for any special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if Computershare has been advised of the possibility of such loss or damage. Except as otherwise stated herein, the parties acknowledge that, in light of the unique characteristics of each instance in which services are to be performed, Computershare makes no representation that any of the services shall be performed at any set time or under any deadline, and Computershare shall not be liable for any change in the market value of any security at any time. Computershare shall not be liable for any loss or damage resulting from its inability to comply with these Terms and Conditions by reason of events beyond its reasonable control, including acts of war, terrorism, riots, civil emergencies, acts of God or nature, local or regional electrical or communications system breakdowns, or acts of civil or military authority.

Computershare reserves the right to amend or modify the provisions of this agreement (including fees), and to terminate CIP at any time, by sending a copy of such amendment or modification or notice of termination (that may be included with normal company mailings to shareholders) to the Participant. Such amendment or modification or notice of termination becomes effective thirty (30) days after sending, unless a different time period is set forth in the materials or required by law.

11.                               Computershare may, in its sole discretion, use a broker-dealer that is affiliated or unaffiliated with Computershare to execute purchase or sale transactions. In such event, the Participant recognizes that compensation paid in connection with those transactions will accrue to the sole benefit of Computershare or its service providers. Under no circumstances shall Computershare be responsible for any action taken or omitted to be taken by such affiliated or unaffiliated broker-dealer.

12.                               Computershare provides no advice and makes no recommendations with respect to any security that is eligible for CIP or any purchase or sale transaction initiated by a Participant. Securities are subject to investment risk including the possible loss of the principal invested. Any decision to purchase or sell any security that is eligible for CIP participation must be made by the individual Participant based upon his or her own research and judgment.

13.                               CIP accounts and the securities and the cash temporarily held for purchase of shares are not deposits of Computershare and are not insured by the Securities Investor Protection Corporation (“SIPC”), or any other federal or state agency.

14.                               CIP and the agreement between Computershare and each Participant, including these Terms and Conditions, shall be governed by the laws of the State of New York (without regard to the conflict of law principles), and the parties hereby consent to the jurisdiction of courts in Illinois, New Jersey, and Massachusetts (whether state or federal) over all matters relating to this agreement or the services provided by Computershare. The signing and sending of a CIP enrollment form or the initiation of a transaction, including the deposit of shares by book-entry through CIP, shall constitute an offer by the individual shareholder to establish a principal-agency relationship with Computershare. Acceptance shall occur in the offices of Computershare upon receipt by Computershare of such forms or requests.

15.                               CIP is not designed for and may not be used by institutional investors or financial intermediaries.

16. Statement of Ownership Computershare will confirm each trade for the Participant’s CIP account and each share deposit or share transfer promptly after the account activity occurs. The statement will show the number of shares held by the Participant, the number of shares for which dividends are being reinvested, any cash received for purchase of shares, the price per share for any purchases or sales, and any applicable fees for each transaction charged to the Participant. For market order sales, the time of the sale will be provided. In the event the only activity in your account is the reinvestment of dividends or automatic monthly purchases, this activity will be confirmed in a statement on at least a quarterly basis. If the Fund pays an annual dividend and the only activity in your account for the calendar year is the reinvestment of such dividend, you will receive an annual statement.

These statements are a Participant’s continuing record of the cost basis of his or her purchases and should be retained for income tax purposes. A service fee may be imposed for providing copies of statements for any period in a prior calendar year.

Participants will receive copies of the same shareholder communications sent to every holder of record of shares.

17. Shares Owned

The number of shares credited to a Participant’s CIP account will be shown on his or her statements of account. All CIP shares will be held in electronic book-entry form.

18.                               Laws may prevent residents of certain states or countries from participating in CIP although special arrangements with certain securities broker-dealers may be available.  Affiliates of the Fund, as defined under the Securities act of 1933 and the rules thereunder, are not eligible to purchase or sell shares under the CIP. Participants are responsible for determining their eligibility under such laws and under any special rules for the Fund employees that are Participants.

19.                               The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall not impair the enforceability of any other clause herein. In addition, if one or more of the provisions contained herein shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, as to be unenforceable at law, such provision(s) shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with applicable law.

How to contact Computershare

By Internet:

www.computershare.com/buyaberdeen

Please note that all transactions online shall be subject to the additional Investor Centre Terms and Conditions.

Call:

1-800-647-0584 (U.S. and Canada)

1-781-575-3100 (Outside U.S. and Canada)

Write:

Computershare CIP c/o

Computershare Investor Services

P.O. Box 43078

Providence, RI 02940-3078

Be sure to include your name, address, account number, Fund name (both as shown on your statement) and daytime phone number on all correspondence.

For overnight delivery services:

Computershare CIP

Computershare Investor Services

250 Royall Street, Mail Stop 1A

Canton, MA 02021

Computershare CIPSM

Schedule of Fees

Purchases

The minimum initial investment for non-shareholders is $50. A one-time $10 enrollment fee to establish a new account for a non-shareholder will be deducted from the purchase amount.

The subsequent minimum additional purchase amount is $50.

Cash purchases are subject to a maximum annual amount of $250,000.

Each optional cash purchase by check or one-time online bank debit will entail a transaction fee of $5 plus $0.02 per share* purchased.

If you have funds deducted monthly automatically from your savings or checking account, for each debit the transaction fee is $2.50 plus $0.02 per share* purchased.

Fees will be deducted from the purchase amount.

Returned check fee is $25.

ACH reject fee is $25.

Reinvestment of Dividends

Each dividend reinvestment will entail a $0.02 per share* fee.

Participation Options

•Full reinvestment, Cash on all shares.

Sales

Each batch order sale will entail a transaction fee of $10 plus $0.12 per share* sold.

Each market order sale will entail a transaction fee of $25 plus $0.12 per share* sold.

Fees are deducted from the proceeds derived from the sale.

Duplicate Account Statements

•                                          Copies of account statements for prior calendar years - $10 per year requested.

This schedule of fees is subject to change. See paragraph 10 in Terms and Conditions.

*All per share fees include any brokerage commissions Computershare is required to pay.